UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): October 27, 2004


                           IMMTECH INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in its Charter)

         Delaware                      8733                   39-1523370
      (State or Other        (Commission File Number)      (I.R.S. Employer
      Jurisdiction of                                     Identification No.)
      Incorporation)

 150 Fairway Drive, Suite 150, Vernon Hills, Illinois            60061
       (Address of Principal Executive Offices)               (Zip Code)

       Registrant's telephone number, including area code: (847) 573-0033

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01.  Other Events.

            Immtech International, Inc. ("Immtech") received on October 27, 2004 notice of a third advance payment of $1,280,724, aggregating to approximately $3.023 million to date, from the Medicines For Malaria Venture, a foundation established in Switzerland ("MMV"), pursuant to a Testing Agreement dated November 26, 2003 among the Company, MMV and The University of North Carolina at Chapel Hill (the "MMV Agreement").

            In addition to the approximate $1.28 million third payment, MMV has previously advanced to Immtech $668,000 in fiscal 2004 and $1,074,752 in fiscal 2005, to fund development and commercialization efforts of Immtech's first drug candidate, DB289, for treatment of malaria. Pursuant to the terms of the MMV Agreement, all funding advances are contingent upon Immtech's successful attainment of milestones established for the clinical development of the drug.

            In 2003, Immtech commenced and completed a Phase IIa human clinical trial of DB289 in Thailand that showed efficacy against the two most common and often deadly human strains of the malaria parasite. Immtech has planned a new Phase II human clinical trial in Thailand which will evaluate the effectiveness of DB289 to treat malaria in combination with artesunate (also known as artemisinin) at the dosage levels determined in the Paris dose-escalating trial described below.

            Immtech recently completed a Phase I dose-escalating trial of DB289 in Paris, France designed to study various dosages in order to shorten the malaria treatment period to three days. Immtech and MMV believe that a shortened treatment period will increase patients' compliance with a malaria treatment regimen.

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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      IMMTECH INTERNATIONAL, INC.


Date  November 1, 2004                By:  /s/ T. Stephen Thompson
                                          ------------------------
                                          T. Stephen Thompson
                                          Chief Executive Officer and President